Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Infinity Pharmaceuticals, Inc. Monique Allaire, 617-453-1105 Monique.Allaire@infi.com http://www.infi.com	Media: Pure Communications Andrea Johnston 910-616-5858 andrea@purecommunicationsinc.com

INFINITY HALTS RING TRIAL IN ADVANCED GASTROINTESTINAL STROMAL TUMORS

— Decision Based on Recommendation Received Tuesday Night from Independent Data Monitoring Committee —

— Infinity Reaffirms Commitment to Hsp90 Development and Cash Runway through 2012 —

— Conference Call Scheduled for 11:00 a.m. EDT Today –

CAMBRIDGE, Mass. – April 15, 2009 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that, based on the recommendation of its independent data monitoring committee (IDMC), Infinity has elected to terminate the RING trial, a double-blind, placebo-controlled international Phase 3 registration trial of IPI-504 (retaspimycin hydrochloride) in patients with refractory gastrointestinal stromal tumors (GIST).

The IDMC’s recommendation yesterday evening to halt the trial was based on an early review of safety data from the first 46 patients enrolled in the study, which showed a higher than anticipated mortality rate among patients enrolled in the treatment arm. While the RING trial had similar entry criteria to the earlier study of IPI-504 in patients with refractory GIST, a preliminary review of the data suggests that the patients enrolled in the RING trial had more advanced disease, as evidenced by a greater percentage of patients having received three or more prior therapies and longer time since initial diagnosis. The company plans to fully analyze the data from this study in order to inform the ongoing development of IPI-504.

“Patient safety is our top priority and we have acted quickly to implement the recommendations of the IDMC,” said Julian Adams, Ph.D., president of research and development and chief scientific officer. “While this outcome is disappointing, we would like to acknowledge the patients and caregivers who have participated in this trial and thank them for their support. We continue to believe in the therapeutic potential of Hsp90 inhibition, and are committed to the development of both IPI-504 and our oral Hsp90 inhibitor, IPI-493. We have now fully enrolled and look forward to sharing at ASCO data from our ongoing trial of IPI-504 in non-small cell lung cancer.”

The RING trial will not enroll any new patients, and patients currently enrolled in the study will no longer receive IPI-504. Infinity is notifying all participating clinical trial sites and regulatory agencies of its decision.

Infinity plans to continue investigation of IPI-504, an inhibitor of heat shock protein 90 (Hsp90), in other cancers, including in the ongoing Phase 2 portion of a trial in patients with non-small cell lung cancer, a Phase 2 trial in combination with Herceptin® (trastuzumab) in patients with HER2-positive metastatic breast cancer, and a Phase 1b trial in combination with Taxotere® (docetaxel) in patients with advanced solid tumors. Infinity, in collaboration with appropriate outside parties, will determine what changes, if any, may be needed or desired to maintain patient safety and optimize the development of IPI-504 in these and future studies.

“Despite the challenge that this news represents, it is important to put this information in the context of both our commitment to our Hsp90 inhibitor program and the overall strength of our pipeline and four-year financial runway,” stated Steven H. Holtzman, chair and chief executive officer of Infinity. “Infinity’s financial strength is not affected by this development, and this financial strength will enable us to continue to invest in our deep pipeline of oncology drug candidates, as well as the continued development of IPI-504 in other cancers.”

In addition to its Hsp90 program, Infinity’s pipeline includes its Hedgehog pathway inhibitor, IPI-926, currently in Phase 1 clinical development, its fatty acid amid hydrolase (FAAH) inhibitor, IPI-940, for which IND-enabling studies are ongoing, and programs in its discovery pipeline. Infinity is pursuing these programs in collaboration with Mundipharma International Corporation Ltd. and Purdue Pharmaceutical Products L.P.

Infinity anticipates announcing that it ended the first quarter of 2009 with approximately $153 million in cash, cash equivalents, and available-for-sale securities. The company also has access to a $50 million line of credit from Purdue Pharma. Infinity reiterates its financial guidance that it has capital to fund its current operating plan through at least the end of 2012. The company anticipates providing a more detailed update on its 2009 development plans and financial guidance during its conference call announcing first quarter 2009 results, which is planned for early May.

Conference call and webcast

Members of the Infinity management team will host a conference call today, Wednesday, April 15, 2009, at 11:00 a.m. EDT to discuss the company’s decision to halt the RING trial. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 1-877-723-9511 (domestic) and 1-719-325-4781 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

The RING (Retaspimycin hydrochloride IN GIST) Trial

The RING trial is a randomized, double-blind, placebo-controlled study designed to evaluate approximately 200 patients with refractory GIST in over 20 countries and 50 sites worldwide. Patients whose tumors have grown despite treatment with at least Gleevec® (imatinib mesylate) and Sutent® (sunitinib) were eligible to enroll in the RING trial and there was no limit to the number of prior therapies they may have received. The RING trial enrolled 46 patients and had 41 active sites globally.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the potential of Hsp90 inhibition in the treatment of cancer and the continued development of IPI-504, the presentation of clinical data at the American Society of Clinical Oncology annual meeting, the expectation that Infinity will have capital to support its current operating plan through 2012, and Infinity’s anticipated balance of cash and investments at March 31, 2009. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma and Purdue Pharma will continue for its expected term or that it will fund Infinity’s programs as agreed, or that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; and Infinity’s reliance on the strategic alliance with Mundipharma and Purdue Pharma. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Herceptin®, Taxotere®, Gleevec®, and Sutent® are registered trademarks of Genentech, Inc., sanofi-aventis LLC, Novartis AG, and Pfizer Inc., respectively.

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